Exhibit 99.1

CORPORATE INVESTOR RELATIONS
CONTACT: Monica J. Burke Chief Financial Officer (415) 331-5281	5333 15th Ave. South, Seattle, WA 98108 (206) 762-0993 www.stockvalues.com
NEWS RELEASE

Willis Lease Finance to Further Delay SEC Filings

Ticker Symbol to Temporarily Change to WLFCE

SAUSALITO, CA – November 21, 2005—Willis Lease Finance Corporation (Nasdaq: WLFC), a leading lessor of commercial jet engines, today announced it is not yet ready to file its Form 10-Q for the quarter ended September 30, 2005, and restatements to other financial reports in time to meet today’s extended filing deadline.  Consequently, the company’s Nasdaq ticker symbol will be changed to WLFCE beginning November 22, 2005, until the restated filings are complete.

On October 24, the company disclosed that it would restate its financial statements for 2002, 2003, 2004 and 2005 to conform to the accounting requirements of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.”  The restatement does not impact the Company’s previously reported total assets, total liabilities, total shareholders’ equity or total cash flows.  The economics of the interest rate derivative contracts are also not affected.

Amended Annual Report on Form 10-K for the year ended December 31, 2004, and amended Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, and June 30, 2005, will be filed with the SEC, and will include the restated financial statements and related disclosures.  Willis will also file the Quarterly Report on Form 10-Q for the period ended September 30, 2005, as soon as possible.  At this time, no date for filing can be determined due to the complexity of the process and the number of periods involved.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities.  These leasing activities are integrated with the purchase and resale of commercial aircraft engines.

Note: Transmitted on Business Wire at 1:57 p.m. PST on November 21, 2005